Exhibit 99.1

Contact: Arena Pharmaceuticals, Inc.	Media Contact: Russo Partners

Cindy McGee, Vice President	David Schull, President
Investor Relations & Alliance Management	david.schull@russopartnersllc.com
cmcgee@arenapharm.com	858.717.2310
858.453.7200, ext. 1479

www.arenapharm.com

Arena Pharmaceuticals Provides Corporate Update and

Reviews Fourth Quarter and Full Year 2012 Financial Results

— Conference Call and Webcast Scheduled for Today at 8:30 a.m. Eastern Time —

SAN DIEGO, CA, March 4, 2013—Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today provided a corporate update and reviewed financial results for the fourth quarter and full year ended December 31, 2012.

“2012 was a momentous year for Arena with the FDA approval of our first drug, BELVIQ,” said Jack Lief, Arena’s President and Chief Executive Officer. “It is a time of great pride, with BELVIQ representing the first of what we expect will be many novel treatments resulting from our validated research and development approach.”

BELVIQ® (lorcaserin HCl) was approved on June 27, 2012, by the US Food and Drug Administration as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition (e.g. hypertension, dyslipidemia, type 2 diabetes). Once the US Drug Enforcement Administration, or DEA, finalizes the scheduling designation, BELVIQ will be available to eligible patients in the United States by prescription.

“We look forward to the US launch of BELVIQ, and the opportunity to make this important treatment option available to physicians and patients in other parts of the world,” said Dominic P. Behan, Ph.D., Arena’s Executive Vice President and Chief Scientific Officer. “We are also focused on advancing our pipeline of potential new treatments for unmet medical needs.”

Recent Developments:

BELVIQ® (lorcaserin HCl)

•

The DEA issued a Notice of Proposed Rulemaking proposing BELVIQ be placed in Schedule IV of the Controlled Substances Act. Once final, BELVIQ will be made available by prescription to eligible patients in the United States. BELVIQ will be manufactured by Arena at its Swiss facility, and marketed and distributed by Eisai Inc.

•

Entered into a Marketing and Supply Agreement with Ildong Pharmaceutical Co., Ltd., for BELVIQ. Under the agreement, Arena granted Ildong exclusive rights to market and distribute BELVIQ in South Korea for weight loss or weight management in obese and overweight patients, subject to regulatory approval of BELVIQ by the Korea Food and Drug Administration.

•

Received the Day 180 List of Outstanding Issues from the European Medicines Agency and the initial assessment from Swissmedic, both of which contained a list of questions with major objections with respect to the marketing authorization applications.

APD811

•

Received preliminary results from a Phase 1 multiple-dose clinical trial of APD811, a novel drug candidate that targets the prostacyclin receptor and is intended for the treatment of pulmonary arterial hypertension. Evidence of intended pharmacology was achieved and the most common adverse events were consistent with the expected pharmacology of the drug candidate and the previously conducted single-dose trial. Arena plans to include an additional cohort in the Phase 1 program to optimize the dosing regimen prior to potentially initiating a Phase 2 clinical trial.

Temanogrel

•

Entered into a co-development and license agreement with Ildong for temanogrel, Arena’s internally discovered inverse agonist of the serotonin 2A receptor. Ildong is responsible for funding and conducting, under the direction of a joint steering committee, the next two planned clinical trials in this program: an additional Phase 1 trial in healthy volunteers and a Phase 2a proof-of-concept trial in patients. The agreement grants Ildong exclusive rights to commercialize temanogrel in South Korea for myocardial infarction, acute coronary syndrome, stroke, peripheral artery disease, and other cardiovascular diseases, subject to further development and regulatory approval of temanogrel.

Fourth Quarter and Full Year 2012 Financial Results

Arena recorded revenues totaling $1.9 million in the fourth quarter of 2012, compared to $2.1 million in the fourth quarter of 2011, and $27.6 million in the full year ended December 31, 2012, compared to $12.7 million in the full year ended December 31, 2011. The revenue increase in the full year ended December 31, 2012, was primarily due to the $20.0 million milestone payment from Eisai for the inclusion of the efficacy and safety data from the Phase 3 BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus) clinical trial in the FDA-approved prescribing information for BELVIQ.

Research and development expenses increased to $13.9 million in the fourth quarter of 2012 from $13.1 million in the fourth quarter of 2011. Research and development expenses in the full year ended December 31, 2012, declined to $54.1 million from $58.7 million in the full year ended December 31, 2011. These decreases were primarily attributable to decreases in internal research and development manufacturing costs related to our Swiss manufacturing facility and decreased salary and other personnel costs. General and administrative expenses increased to $7.3 million in the fourth quarter of 2012, compared to $5.3 million in the fourth quarter of 2011, and $26.2 million in the full year ended December 31, 2012, compared to $24.2 million in the full year ended December 31, 2011. These increases were primarily attributable to higher share-based compensation and salary and other personnel costs.

Total interest and other expense in the fourth quarter of 2012 decreased to $1.0 million, compared to $5.4 million in the fourth quarter of 2011. Total interest and other expense in the full year ended December 31, 2012, increased to $28.4 million, compared to $26.4 million in full year ended December 31, 2011. This expense increase in the full year ended December 31, 2012, was primarily due to recognition of a $13.4 million non-cash loss from revaluation of derivative liabilities, partially offset by a $5.2 million decrease in interest expense related to the payoff in May 2012 of Arena’s former loan with Deerfield and a $4.2 million decrease in the non-cash loss on extinguishment of debt.

Arena’s net loss allocable to common stockholders in the full year ended December 31, 2012, was $88.3 million, or $0.45 per share, compared to $111.5 million, or $0.80 per share, in the full year ended December 31, 2011.

At December 31, 2012, cash and cash equivalents totaled $156.1 million and approximately 217.5 million shares of common stock were outstanding.

2013 Financial Guidance

In addition to revenue from BELVIQ sales, Arena expects revenues of $65 million in milestone payments from Eisai following the DEA’s final scheduling of BELVIQ, approximately $6 million from amortization of upfront payments from existing collaborations, approximately $3 million from manufacturing services from Siegfried, and $1.5 million from additional regulatory milestone payments from Eisai. Arena expects full year 2013 research and development expenses of approximately $70 million to $78 million, including non-cash expenses of approximately $7 million, and general and administrative expenses of approximately $28 million to $34 million, including non-cash expenses of approximately $6 million.

Scheduled Conference Call and Webcast

Arena will host a conference call and webcast to provide a corporate update and report fourth quarter and full year 2012 financial results today at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time). The conference call may be accessed by dialing 877.643.7155 for domestic callers and 914.495.8552 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Fourth Quarter and Full Year 2012 Conference Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About BELVIQ® (lorcaserin HCl)

BELVIQ (pronounced “BEL-VEEK”) is believed to decrease food consumption and promote satiety by selectively activating serotonin 2C receptors in the brain. Activation of these receptors may help a person eat less and feel full after eating smaller amounts of food. The exact mechanism of action is not known.

BELVIQ is indicated to be used along with a reduced-calorie diet and increased physical activity for chronic weight management in adult patients with an initial BMI of:

•	30 kg/m2 or greater (obese), or

•	27 kg/m2 or greater (overweight) in the presence of at least one weight related comorbid condition (e.g., hypertension, dyslipidemia, type 2 diabetes)

Limitations of Use:

•

The safety and efficacy of coadministration of BELVIQ with other products intended for weight loss including prescription drugs (e.g., phentermine), over-the-counter drugs, and herbal preparations have not been established

•	The effect of BELVIQ on cardiovascular morbidity and mortality has not been established

In clinical trials, the most common adverse reactions for patients without diabetes treated with BELVIQ were headache, dizziness, fatigue, nausea, dry mouth, and constipation. In patients with diabetes, the most common adverse reactions were hypoglycemia, headache, back pain, cough, and fatigue.

For more information about BELVIQ, click here for the full prescribing information or go to http://us.eisai.com/package_inserts/BelviqPI.pdf.

Arena has granted exclusive marketing and distribution rights to Eisai Inc. for most of North and South America and to Ildong Pharmaceutical Co., Ltd., for South Korea. Arena plans to enter into additional collaborations to commercialize BELVIQ outside of these territories. Arena has composition of matter patents for BELVIQ issued in major jurisdictions globally that, in most cases, are capable of continuing into 2023, and has filed applications for patent extension in the United States, which, if granted, will extend the patent term for BELVIQ into 2026.

About Arena Pharmaceuticals

Arena is a biopharmaceutical company focused on discovering, developing and commercializing novel drugs that target G protein-coupled receptors, or GPCRs, to address unmet medical needs. BELVIQ® (lorcaserin HCl), Arena’s internally discovered drug, was approved by the US Food and Drug Administration in June 2012, and is under review for regulatory approval in additional territories. Arena’s US operations are located in San Diego, California, and its operations outside of the United States, including its commercial manufacturing facility, are located in Zofingen, Switzerland. For more information, visit Arena’s website at www.arenapharm.com.

Arena Pharmaceuticals® and Arena®are registered service marks of Arena Pharmaceuticals, Inc. BELVIQ® is a registered trademark of Arena Pharmaceuticals GmbH.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the advancement, therapeutic indication and use, safety, efficacy, mechanism of action, importance, DEA scheduling, launch, commercialization and potential of BELVIQ; regulatory filings and review and commercialization of BELVIQ outside of the United States; the significance of 2012 for Arena; the advancement of Arena’s pipeline; the potential of additional new or novel treatments; the advancement, therapeutic indication and use, safety, efficacy, mechanism of action and potential of temanogrel and APD811; rights, obligations, expectations and future activities related to the agreements with Eisai and Ildong; financial guidance; and Arena’s focus, plans, goals, strategy, expectations, research and development programs, and ability to discover and develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the following: risks related to commercializing drugs, including regulatory, manufacturing and supply issues and the pace of market acceptance; cash and revenues generated from BELVIQ, including the impact of competition; Arena’s revenues will be based in part on management’s estimates, judgment and accounting policies, and incorrect estimates or disagreement regarding Arena’s estimates or accounting policies may result in changes to Arena’s guidance or previously reported results; the timing and outcome of regulatory review is uncertain, and BELVIQ may not be approved for marketing when expected or ever by any other regulatory agency; government and commercial reimbursement and pricing decisions; risks related to relying on collaborative arrangements; the timing and receipt of payments and fees, if any, from collaborators; the entry into or modification or termination of collaborative arrangements; unexpected or unfavorable new data; nonclinical and clinical data is voluminous and detailed, and regulatory agencies may interpret or weigh the importance of data differently and reach different conclusions than Arena or others, request additional information, have additional recommendations or change their guidance or requirements before or after approval; data and other information related to any of Arena’s research and development may not meet safety, efficacy or other regulatory requirements or otherwise be sufficient for further research and development, regulatory review or approval or continued marketing; Arena’s ability to obtain and defend patents; the timing, success and cost of Arena’s research and development programs; results of clinical trials and other studies are subject to different interpretations and may not be predictive of future results; clinical trials and other studies may not proceed at the time or in the manner expected or at all; having adequate funds; and satisfactory resolution of litigation or other disagreements with others. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
	(unaudited)		(Note)
Revenues
Manufacturing services	$893	$948	$3,817	$5,338
Collaborative agreements	1,043	1,128	23,770	7,381

Total revenues	1,936	2,076	27,587	12,719
Operating Expenses
Cost of manufacturing services	832	1,885	3,671	8,100
Research & development	13,947	13,090	54,112	58,706
General & administrative	7,263	5,252	26,226	24,248
Restructuring charges	0	0	0	3,467
Amortization of acquired technology & other intangibles	174	178	691	997

Total operating expenses	22,216	20,405	84,700	95,518
Interest & Other Income (Expense)
Interest income	38	15	119	117
Interest expense	(1,796)	(3,222)	(9,120)	(14,309)
Gain (Loss) from valuation of derivative liabilities	461	(340)	(13,425)	47
Loss on extinguishment of debt	0	0	(6,338)	(10,514)
Other	297	(1,806)	400	(1,766)

Total interest & other expense, net	(1,000)	(5,353)	(28,364)	(26,425)

Net loss	(21,280)	(23,682)	(85,477)	(109,224)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	0	0	(2,824)	(2,260)

Net loss allocable to common stockholders	$(21,280)	$(23,682)	$(88,301)	$(111,484)

Net loss per share allocable to common stockholders:
Basic	$(0.10)	$(0.16)	$(0.45)	$(0.80)

Diluted	$(0.10)	$(0.16)	$(0.45)	$(0.80)

Shares used in calculating net loss per share allocable to common stockholders:
Basic	217,309	146,028	196,524	139,171

Diluted	217,309	146,028	196,524	139,171

Note: The Condensed Consolidated Statements of Operations has been derived from the audited financial statements for the year ended December 31, 2011, and from the unaudited financial statements for the year ended December 31, 2012.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	December 31, 2012	December 31, 2011
	*	*
Assets
Cash & cash equivalents	$156,091	$57,632
Accounts receivable	5,556	607
Inventory	6,058	0
Prepaid expenses & other current assets	3,454	2,021
Land, property & equipment, net	75,417	82,066
Acquired technology & other non-current assets	14,630	14,803

Total assets	$261,206	$157,129

Liabilities & Stockholders’ Equity
Accounts payable & accrued liabilities	$10,210	$9,574
Total deferred revenues	62,735	44,682
Total derivative liabilities	15,042	1,617
Total note payable to Deerfield	0	14,698
Total lease financing obligations & other long-term liabilities	74,580	75,996
Total stockholders’ equity	98,639	10,562

Total liabilities & stockholders’ equity	$261,206	$157,129

*	The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of December 31, 2011, and from the unaudited financial statements as of December 31, 2012.

###